Exhibit 10.32

THIRD AMENDMENT TO THE

UNIVAR USA INC. SUPPLEMENTAL RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE JULY 1, 2004)

WHEREAS, Univar USA Inc. (“Company”) has the authority to amend the Univar USA Inc. Supplemental Retirement Plan (“Plan”) pursuant to Section 10; and

WHEREAS, Univar Canada Ltd. (“Univar Canada”) sponsors the Univar Canada Ltd. Supplemental Benefits Plan for Former Employees Working in the United States (“Canadian Plan”), an unfunded nonqualified plan providing benefits to former employees of Univar Canada Ltd. who were transferred from Univar Canada to the Company, Univar, Inc. or certain other U.S. affiliates; and

WHEREAS, benefits that are accrued and vested under the Canadian Plan are paid by Univar Canada Ltd. from its general assets, and are not paid through a trust or other fund; and

WHEREAS, the Company and Univar, Inc. have promised to guarantee the payment of vested and accrued benefits to participants in the Canadian Plan to the extent Univar Canada Ltd. cannot and does not pay such benefits; and

WHEREAS, the Company would like to amend the Plan to provide for the guarantee and to have the guarantee covered by the rabbi trusts for the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective June 1, 2007:

1. The following paragraph is inserted before the last paragraph of Section 3 of the Plan, Participation:

Notwithstanding the foregoing, management and highly compensated employees of a Participating Employer (as defined below) who are accruing additional benefits in the Univar Canada Ltd. Supplemental Benefits Plan for Former Employees Working in the United States (“Canadian Plan”) while working in the United States for such Participating Employer shall be participants in this Plan entitled to the benefits as described in Appendix C hereto. In addition, Paul Hough and Victor Langley shall be participants in this Plan for the purpose of receiving those benefits described in Appendix C plus any benefits they previously accrued under this Plan. Participants in the Canadian Plan who are management and highly compensated employees of a Participating Employer but are not participants in this Plan pursuant to the terms of the first two paragraphs of this Section 3 shall be participants in this Plan only for the purpose of receiving from this Plan those benefits described in Appendix C, and shall not earn or receive benefits described in the remaining portions of this Plan document. Participants described in this paragraph shall collectively be referred to herein as “Canadian Plan Participants”. For Canadian Plan Participants who are also participants in this Plan pursuant to the terms of the first two paragraphs of this Section 3, the benefits described in Appendix C are in addition to any benefits they earn under the remaining portions of this Plan document.

2. The following paragraph is added to the end of Section 5 of the Plan, Benefit Amount:

Notwithstanding the above in this Section 5 of the Plan, Canadian Plan Participants are entitled to the benefits as described in Appendix C hereto. In addition, Paul Hough and Victor Langley receive any benefits they previously accrued under this Plan. Canadian Plan Participants who are not participants in this Plan pursuant to the terms of the first two paragraphs of this Section 3 shall not earn or receive benefits described in any portions of this Plan document other than Appendix C.

3. The following is added to the end of the Plan as Appendix C, BENEFITS FOR CANADIAN PLAN PARTICIPANTS:

APPENDIX C

BENEFITS FOR CANADIAN PLAN PARTICIPANTS

To the extent that, due to its insolvency or other financial or legal impediment, Univar Canada Ltd. cannot and does not pay a Canadian Plan Participant a benefit payment that is due and owing to the Canadian Plan Participant under the Canadian Plan, such payment shall be made under this Plan on or as soon as practicable after such payment would have been made by Univar Canada Ltd. under the Canadian Plan. Payment shall be made in Canadian dollars or, at the election of the Administrative Committee, in U.S. dollars. If payment is made in U.S. dollars, the amount of such payment shall be determined by converting the Canadian payment amount to U.S. dollars using the Canadian/U.S. dollar exchange rate offered at the principal bank used by the employer paying the benefit on the business day immediately preceding the date the payment is made. The Canadian Plan shall comply with Code Section 409A with respect to the payment of benefits that are subject to 409A (e.g., not grandfathered out of 409A). Any benefit payments required to be made under this Appendix C shall be made by the employer that last employed the participant prior to his or her retirement from the Company and its affiliates, or from the appropriate rabbi trust. For example, should Patrick Tole retire from Univar, Inc., any payments required to be made to Patrick Tole will be made by Univar, Inc. or the rabbi trust sponsored by Univar Delaware, Inc. Notwithstanding the foregoing, any payments required to be made to Paul Hough or Victor Langley will be made by Univar USA Inc. or the rabbi trust sponsored by Univar USA Inc. As provided in the rabbi trust agreement, no benefits are paid by a rabbi trust while the sponsor of such trust is insolvent. Assets or a letter of credit sufficient to cover potential guarantee payments under this Appendix C shall be placed at least annually in the applicable rabbi trust.

This Third Amendment is executed this 11th day of June, 2007.

UNIVAR USA INC.

By	/s/ John R. Yanney
Its President